EXHIBIT 10.1

CLIFFS NATURAL RESOURCES INC.
2012 INCENTIVE EQUITY PLAN

TABLE OF CONTENTS

Page
ARTICLE 1 GENERAL PURPOSE OF PLAN; DEFINITIONS	1
1.1 Name and Purpose	1
1.2 Certain Definitions	1
ARTICLE 2 ADMINISTRATION	5
2.1 Authority and Duties of the Committee
2.2 Delegation of Authority
2.3 Right to Recoup
2.4 Award Agreements
ARTICLE 3 SHARES SUBJECT TO PLAN	7
3.1 Total Shares Limitation
3.2 Other Limitations
(a) ISO Limitation
(b) Individual Participant Annual Limitations
(c) Reduction of Limitations
3.3 Awards Not Earned or Exercised
3.4 Dilution and Other Adjustments
ARTICLE 4 PARTICIPANTS	9
4.1 Eligibility
ARTICLE 5 STOCK OPTION AWARDS	9
5.1 Stock Option Awards
5.2 Terms and Conditions of Stock Option Awards
(a) Exercise Price
(b) Stock Option Term
(c) Method of Exercise
(d) Issuance of Shares
(e) Form
(f) Special Limitations on Stock Option Awards
(g) Performance-Based Restrictions
ARTICLE 6 SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS	11
6.1 Eligibility
6.2 Special ISO Rules
(a) Exercise Price
(b) Term
(c) Ten Percent Shareholder
(d) Limitation on Grants
(e) Non-Transferability
(f) Termination of Employment
(g) Fair Market Value
6.3 Subject to Code Amendments
ARTICLE 7 STOCK APPRECIATION RIGHTS	12
7.1 SAR Award and Agreement
7.2 SARs Granted in Conjunction with an Option
(a) Term

i

(b) Exercisability
(c) Method of Exercise
7.3 Independent SARs
(a) Term
(b) Exercisability
(c) Method of Exercise
(d) Strike Price
7.4 Other Terms and Conditions of SAR Grants; Performance-Based Restrictions
7.5 Special Limitations on SAR Awards
ARTICLE 8 RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS	14
8.1 Restricted Share Awards and Agreements
8.2 Terms and Conditions of Restricted Share Awards
(a) Purchase Price
(b) Restrictions
(c) Performance-Based Restrictions
(d) Delivery of Shares
(e) Voting and Other Rights
8.3 Restricted Share Unit Awards and Agreements
8.4 Terms and Conditions of Restricted Share Unit Awards
(a) Purchase Price
(b) Restrictions
(c) Performance-Based Restrictions
(d) Voting and Other Rights
(e) Lapse of Restrictions
ARTICLE 9 DEFERRED SHARE AWARDS	17
9.1 Deferred Share Awards and Agreements
9.2 Terms and Conditions of Deferred Share Awards
(a) Purchase Price
(b) Restrictions
(c) Deferral Period
(d) Performance-Based Restrictions
9.3 Special Limitations on Deferred Share Awards
ARTICLE 10 PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS	18
10.1 Performance Share Awards and Agreements
10.2 Performance Unit Awards and Agreements
10.3 Performance Objectives
10.4 Adjustment of Performance Objectives
10.5 Other Terms and Conditions of Performance Share and Performance Unit Awards
(a) Delivery of Award
(b) Voting and Other Rights
(c) Performance-Based Compensation
10.6 Special Limitations on Performance Share and Performance Unit Awards
ARTICLE 11 DIVIDENDS AND DIVIDEND EQUIVALENTS	21
11.1 Grant of Dividends and Dividend Equivalents
ARTICLE 12 VESTING AND OTHER TERMS AND CONDITIONS OF AWARDS	21
12.1 Stock Option Awards and Stock Appreciation Rights

(a) Termination by Death
(b) Termination by Reason of Disability
(c) Termination by Reason of Retirement or Termination not for Cause
(d) Termination for Cause
(e) Other Termination
12.2 Restricted Shares, Restricted Share Unit and Deferred Share Awards
(a) Termination by Reason of Death, Disability, Retirement or Termination not for Cause
(b) Termination for Cause
(c) Other Termination
(d) Accelerated Lapsing for Tax Liability Associated with Restricted Shares
(e) Consideration for Forfeiture of Restricted Shares
12.3 Performance Share and Performance Unit Awards
(a) Termination by Reason of Death, Disability, Retirement or Termination not for Cause
(b) Termination for Cause
(c) Other Termination
ARTICLE 13 TRANSFERS AND LEAVES OF ABSENCE	24
13.1 Transfer of Participant
13.2 Effect of Leaves of Absence
ARTICLE 14 EFFECT OF CHANGE IN CONTROL	24
14.1 Change in Control Defined
14.2 Acceleration of Awards
ARTICLE 15 TRANSFERABILITY OF AWARDS	26
15.1 Awards Are Non-Transferable
15.2 Inter-Vivos Exercise of Awards
15.3 Limited Transferability of Certain Awards
ARTICLE 16 AMENDMENT AND DISCONTINUATION	27
16.1 Amendment or Discontinuation of this Plan
16.2 Amendment of Awards
16.3 Effect of Non-Approval of this Plan
16.4 Term
16.5 Effect of Termination
ARTICLE 17 SHARE CERTIFICATES	27
17.1 Delivery of Share Certificates
17.2 Applicable Restrictions on Shares
17.3 Book Entry
ARTICLE 18 GENERAL PROVISIONS	28
18.1 No Implied Rights to Awards or Employment
18.2 Other Compensation Plans
18.3 Withholding
18.4 Foreign Employees
18.5 Rule 16b-3 Compliance
18.6 Code Section 162(m) Compliance
18.7 Exemption From, or Compliance With, Section 409A
18.8 Unfunded Plan
18.9 No Corporate Action Restriction
18.10 Successors

18.11 Severability
18.12 Governing Law
18.13 Jurisdiction; Waiver of Jury Trial
18.14 Use of Electronic Media and Written Communications
ARTICLE 19 EFFECTIVE DATE	31
19.1 Effective Date

CLIFFS NATURAL RESOURCES INC.
2012 INCENTIVE EQUITY PLAN
ARTICLE 1
GENERAL PURPOSE OF PLAN; DEFINITIONS
1.1Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the “Plan”). The purpose of the Plan is to attract and retain officers and key employees of Cliffs Natural Resource Inc. and its Subsidiaries and to provide such persons with incentives and rewards for performance.
1.2Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this Plan:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board of Directors in its discretion.
(b)“Award” means, individually or collectively, a grant under this Plan of a Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit, Deferred Share, Performance Share, or Performance Unit to any Participant. An Award denominated in Common Stock may include dividends or dividend equivalents.
(c)“Award Agreement” means any written or electronic agreement, contract, or other instrument or document setting forth the terms and conditions of an Award.
(d)“Beneficiary” means the person or persons designated in writing by the Participant as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant's rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant's designation of a beneficiary must be on file with the Company before the Participant's death. Any such designation may be revoked and a new designation substituted therefore by the Participant at any time before his or her death without the consent of the previously designated beneficiary.
(e)“Board of Directors” means the Board of Directors of the Company, as constituted from time to time.
(f)“Business Combination” has the meaning set forth in Section 14.1.
(g)“Cause” means that, prior to termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company or an Affiliate.

(h)“Change in Control” has the meaning set forth herein in Section 14.1.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.
(j)“Committee” means the entity administering this Plan as provided in Section 2.1 or, if none has been appointed, then the Board of Directors as a whole.
(k)“Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization that shall assume the duties and obligations of Cliffs Natural Resources Inc. under this Plan.
(l)“Date of Grant” means the date on which the Committee, or the Company's Chief Executive Officer or other Executive Officer pursuant to the delegated authority of the Committee, grants an Award or a future date that the Committee, the Company's Chief Executive Officer or other Executive Officer designates at the time of granting the Award.
(m)“Deferred Shares” means an Award that may result in the delivery or sale to a Participant at a future date of Shares after a specified period or after the satisfaction of specified performance goals.
(n)“Director” means a member of the Board of Directors, as constituted from time to time.
(o)“Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that results in the Participant: (i) being unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. Notwithstanding the foregoing, for an Award that constitutes “deferred compensation” subject to Section 409A of the Code and is settled or distributed as a result of the Participant's “Disability,” “Disability” shall mean a Participant is disabled under Treasury Regulation Section 1.409A-3(i)(4)(i).
(p)“Early Retirement” means a Participant's retirement from active employment with the Company or a Subsidiary on and after the attainment of any of the following: (i) at least age 55 and at least 5 years of vesting service under the terms of the Company-sponsored pension plan then applicable to the Participant, if any, with additional service, if any, as may be recognized by the Committee in its sole discretion; (ii) at least age 55 and at least 15 years of Continuous Service; or (iii) at least 30 years of Continuous Service. For this purpose, “Continuous Service” shall be determined pursuant to Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers, and if the Participant is not a participant in a Company-sponsored pension plan, such Participant's years of vesting service shall be determined under the rules of Part A of the Pension Plan for Employees of Cliffs Natural Resources Inc. and Its Associated Employers.
(q)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific ERISA Section, such reference shall be deemed to be a reference to any successor ERISA Section or Sections with the same or similar purpose.

(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Exchange Act Section, such reference shall be deemed to be a reference to any successor Exchange Act Section or Sections with the same or similar purpose.
(s)“Executive Officer” means the “Executive Officers” of the Company as established from time to time under Rule 3b-7 under the Exchange Act.
(t)“Exercise Price” means the purchase price of a Share covered by a Stock Option.
(u)“Fair Market Value” means the last closing price of a Share as reported on the New York Stock Exchange, or, if applicable, on another national securities exchange on which the Shares are principally traded, on the date for which the determination of fair market value is made or, if there are no sales of Shares on such date, then on the most recent immediately preceding date on which there were any sales of Shares on such principal trading exchange. If the Shares are not or cease to be traded on the New York Stock Exchange or another national securities exchange, the “Fair Market Value” of Shares shall be determined in the manner prescribed by the Committee. Notwithstanding the foregoing, as of any date, the “Fair Market Value” of Shares shall be determined in a manner consistent with Section 409A of the Code.
(v)“Incentive Stock Option” and “ISO” mean a Stock Option that is clearly identified as such and that meets the requirements of Section 422 of the Code and, therefore, qualifies for favorable tax treatment.
(w)“Incumbent Board” has the meaning set forth herein in Section 14.1.
(x)“Non-Qualified Stock Option” and “NQSO” mean a Stock Option that: (i) is governed by Section 83 of the Code; and (ii) does not meet the requirements of Section 422 of the Code.
(y)“Normal Retirement” means retirement from active employment with the Company or a Subsidiary on or after the age of 65.
(z)“Outside Director” means a Director who meets the definitions of the terms “outside director” set forth in Section 162(m) of the Code, “independent director” set forth in the New York Stock Exchange rules, and “Non-Employee Director” set forth in Rule 16b-3 under the Exchange Act, or any successor definitions adopted by the Internal Revenue Service, the New York Stock Exchange and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations.
(aa)“Participant” means each officer or key employee of the Company or a Subsidiary who has been selected to participate in this Plan in accordance with Section 4.1 and to whom an Award has been made pursuant to this Plan.
(bb)    “Performance Period” means the period described in Section 10.3 hereof.
(cc)    “Performance Shares” means an Award that may result in the delivery to a Participant at a future date of Shares or cash, or both, upon the satisfaction of specified performance goals by the end of a specified Performance Period.
(dd)    “Performance Units” means an Award that may result in the payment of cash to a Participant at a future date or the delivery to a Participant at a future date of Shares, or a combination of cash and Shares, upon the satisfaction of specified performance goals by the end of a specified Performance Period.
(ee)    “Plan” means this Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, as amended from time to time.
(ff)    “QDRO” means a qualified domestic relations order as defined by the Code.
(gg)    “Restricted Shares” means an Award of Shares to a Participant at no cost or at a purchase price that may be below Fair Market Value, but that are subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.
(hh)    “Restricted Share Units” means an Award that may result in the delivery at no cost or sale at a purchase price that may be below Fair Market Value to a Participant at a future date of Shares, but that Award is subject to forfeiture and/or restrictions on sale or transfer for a specified restriction period.
(ii)    “Retention Units” means a type of Restricted Share Units that are typically paid in cash and that do not have any performance goals.
(jj)    “Retirement” means Normal Retirement or Early Retirement.
(kk)    “Share” or “Shares” means one or more common shares, par value, $.125 per share, of the Company.
(ll)    “Shareholder” means an individual or entity that owns one or more Shares.
(mm)    “Stock Appreciation Right” and “SAR” mean an Award that may result in the delivery or sale to a Participant at a future date of cash or Shares, or both, upon the exercise thereof in an amount not in excess of the difference between the Fair Market Value of a Share minus the Strike Price, multiplied by the number of Shares in respect of that the Stock Appreciation Right is exercised.
(nn)    “Stock Option” means any right to purchase a specified number of Shares at a specified Exercise Price that is granted pursuant to Article 5 herein and may be an Incentive Stock Option or a Non-Qualified Stock Option.
(oo)    “Stock Power” means a power of attorney executed by a Participant and delivered to the Company that authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Shares from the Participant to the Company or a third party.
(pp)    “Strike Price” means, for a tandem Stock Appreciation Right, the Exercise Price of the related Stock Option, or for any other Stock Appreciation Right, an amount not less than 100% of the Fair Market Value of a Share on the Date of Grant of such Stock Appreciation Right.
(qq)    “Subsidiary” means, with respect to grants of Awards (other than Incentive Stock Options), any entity directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a controlling interest (as defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)), as determined by the Committee, in its sole discretion, provided such entity is considered a service recipient (within the meaning of Section 409A of the Code) that may be aggregated with the Company. With respect to grants of Incentive Stock Options, the term “Subsidiary“ means any corporation and any other entity considered a subsidiary as defined in Section 424(f) of the Code.
(rr)    “Term” means the period commencing on the effective date of the Plan as described in Article 19 and ending on the date that all Shares subject to the Plan shall have been purchased or issued according to the Plan's provisions, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 16.
(ss)    “Vested” means that the time has been reached: with respect to Stock Options, when an option to purchase Shares first becomes exercisable; with respect to Stock Appreciation Rights, when a Stock Appreciation Right first becomes exercisable; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture or restrictions on transferability; with respect to Deferred Shares, when the Shares are deliverable to the Participant; with respect to Restricted Share Units and Performance Shares, when the Restricted Share Units or Performance Shares are no longer subject to forfeiture and are convertible to Shares or cash; and with respect to Performance Units, when the Units are no longer subject to forfeiture and are convertible to Shares or cash. The words “Vest” and “Vesting” have meanings correlative to the foregoing.

ARTICLE 2
ADMINISTRATION
2.1    Authority and Duties of the Committee.
(a)The Plan shall be administered by the Committee of not less than three Directors who are appointed by the Board of Directors and serve at its pleasure. Unless otherwise determined by the Board of Directors, the Compensation and Organization Committee shall serve as the Committee, and all of the members of the Committee shall be Outside Directors. Notwithstanding the requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual considered to be an Outside Director shall be deemed void because a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.
(b)The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers and other key employees of the Company and its Subsidiaries.
(c)In particular, the Committee has the authority, subject to any limitations specifically set forth in this Plan, to:
(i)select the officers and other key employees to whom Awards are granted;
(ii)determine the types of Awards granted and the timing of such Awards;
(iii)determine the number of Shares to be covered by each Award granted hereunder;
(iv)determine whether an Award is, or is intended to be, “qualified performance-based compensation” within the meaning of Section 162(m) of the Code;
(v)determine the other terms and conditions, not inconsistent with the terms of this Plan and any operative employment or other agreement, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the Strike Price, the time or times when Stock Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Stock Option or Stock Appreciation Rights or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;
(vi)determine and certify whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;
(vii)subsequently modify or waive any terms and conditions, restrictions, contingencies or limitations contained in, and grant extensions to the terms or exercise periods of, or accelerate the Vesting of, any outstanding Awards, not inconsistent with the terms of this Plan and any operative employment or other agreement, provided that any such modifications, waivers, extensions, or accelerations shall not either have the effect of increasing the payment to the Participant under an Award that is intended to be a “qualified performance-based compensation” under Section 162(m) of the Code, or cause the Award to be treated as the granting of a new Award or an extension of the Award under Code Section 409A that is not exempt from, or compliant with, the requirements of Section 409A of the Code;
(viii)determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to any Award are deferred either automatically or at the election of the Participant;
(ix)adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;
(x)promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan;
(xi)construe, interpret and implement the terms and provisions of this Plan, any Award and any related agreements;
(xii)correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements; and
(xiii)otherwise supervise the administration of this Plan.
(d)All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and Participants, but may be made by their terms subject to ratification or approval by the Board of Directors, another committee of the Board of Directors or the Shareholders. No member of the Committee shall be liable to any person for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all members of the Committee shall be indemnified by the Company and its Subsidiaries for any liability and expenses that they may incur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.
2.2    Delegation of Authority. The Committee may delegate its powers and duties under this Plan to the Company's Chief Executive Officer or other Executive Officer, subject to applicable law and such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee may not delegate its powers and duties under this Plan with regard to Awards to the Company's Executive Officers or any Participant who is a “covered employee” as defined in Section 162(m) of the Code. The Company shall furnish the Committee with such clerical and other assistance as is necessary for the performance of the Committee's duties under this Plan. In addition, the Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers.
2.3    Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Exchange Act and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under the Plan, or in respect of any other policy of the Company relating to the recoupment of amounts on account of the Participant's breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation as it deems necessary or appropriate in its sole discretion.
2.4    Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement substantially in the form approved by the Committee from time to time. Notwithstanding any other provision of the Plan, to the extent the provisions of any Award Agreement are inconsistent with terms of the Plan and such inconsistency is a result of compliance with laws of the jurisdiction in which the Participant is resident or is related to taxation of such Award in such jurisdiction, the relevant provisions of the particular Award Agreement shall govern.

ARTICLE 3
SHARES SUBJECT TO PLAN
3.1    Total Shares Limitation. Subject to the provisions of this Article 3, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 6,000,000 Shares, which Shares may be newly issued Shares or Shares that have been reacquired in the open market or in private transactions.
3.2    Other Limitations.
(a)ISO Limitation. The maximum number of Shares available with respect to all Stock Options granted under this Plan that may be Incentive Stock Options is 6,000,000 Shares.
(b)Individual Participant Annual Limitations. The maximum number of Shares underlying Awards granted under this Plan to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 750,000 Shares. Additionally, the aggregate Fair Market Value of the number of Shares underlying Awards granted under this Plan (determined as of the Date of Grant), when combined with the aggregate amount of cash that may be paid under Awards granted under this Plan, to any one Participant in any fiscal year, regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed $15,000,000. The foregoing limitations are intended to include the grant of all Awards under the Plan including, but not limited to, Awards representing “qualified performance-based compensation” under Section 162(m) of the Code, and shall be applied based upon the assumption that the maximum number of Shares or maximum amount of cash payable shall be earned under any performance-based Award.
(c)Reduction of Limitations. For purposes of Section 3.1 and Section 3.2, each Share issued or transferred pursuant to an Award other than a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by two Shares and each Share issued or transferred pursuant to a Stock Option or a Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by one Share. If Stock Options and

Stock Appreciation Rights are issued in tandem so that only one can be exercised, for purposes of Section 3.1 and 3.2, the number of Shares available for issuance under the Plan shall be reduced by one Share for each tandem pair of Stock Options and Stock Appreciation Rights.
3.3    Awards Not Earned or Exercised. In the event any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan.
Any Shares subject to any Award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant's withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares will reduce the number of Shares available for grant under the limitations in Sections 3.1 and 3.2 as if the full Award had been issued in Shares. In addition, the number of Shares covered by a Stock Appreciation Right Award, to the extent that it is exercised and settled in Shares, and whether or not all Shares covered by the Stock Appreciation Right Award are actually issued to the Participant upon exercise of the Stock Appreciation Right Award, will be considered issued pursuant to this Plan. In the event that the Company repurchases Shares with Stock Option proceeds, those Shares will not be added to the aggregate plan limit described in Section 3.1 above.
3.4.    Dilution and Other Adjustments. In the event that there is a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, or other similar corporate transaction or event that affects the number of outstanding Shares of the Company, (a) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (b) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (c) the limitations set forth in Sections 3.1 and 3.2 above and (d) the purchase price, Exercise Price, Strike Price or any performance objective with respect to any Award shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates shall always be a whole number. Further, for each Stock Option with an Exercise Price or Stock Appreciation Right with a Strike Price greater than the consideration offered in connection with any transaction or event described in this Section 3.4, the Committee may in its sole discretion elect to cancel such Stock Option or Stock Appreciation Right without any payment to the person holding such Stock Option or Stock Appreciation Right.
In addition, if the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it deems equitable, make the adjustments described in the preceding paragraph; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number.
Notwithstanding the foregoing, the adjustments described in this Section 3.4 shall be made in compliance with: (x) Sections 422 and 424 of the Code with respect to ISOs; (y) Section 162(m) of the Code with respect to “qualified performance-based compensation” unless specifically determined otherwise by the Committee; and (z) Section 409A of the Code with respect to Non-Qualified Stock Options and Stock Appreciation Rights to the extent the Committee determines it is necessary to continue to avoid its application to such Awards.

ARTICLE 4
PARTICIPANTS
4.1    Eligibility. Officers and other key employees of the Company or any of its Subsidiaries may be eligible to participate in this Plan. The Participants shall be selected from time to time by the Committee in its sole discretion, or, with respect to employees other than Executive Officers or Participants who are “covered employees” as defined in Section 162(m) of the Code, by the Company's Chief Executive Officer or other Executive Officer in his or her sole discretion with proper delegation from the Committee.

ARTICLE 5
STOCK OPTION AWARDS
5.1    Stock Option Awards. Each Stock Option granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to grant Stock Options) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant.
5.2    Terms and Conditions of Stock Option Awards. Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and/or with respect to the Shares acquired upon exercise, not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:
(a)Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant. If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee that provides a floor not less than Fair Market Value as of the Date of Grant. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares as of the Date of Grant either by lowering the Exercise Price, by canceling the outstanding Stock Option in exchange for cash, other Awards or a replacement Stock Option with a lower Exercise Price, or by the Company repurchasing a Stock Option with an Exercise Price that is in excess of the Fair Market Value of the Shares at the time of such repurchase.
(b)Stock Option Term. Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.
(c)Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any required tax withholding pursuant to Section 18.3 hereof. Subject to the approval of the Committee, the Exercise Price may be paid:
(i)in cash in any manner satisfactory to the Committee;
(ii)by tendering (by either actual delivery of Shares or by attestation) previously-owned Shares having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price applicable to such Stock Option exercise, and, with respect to the exercise of NQSOs, including Restricted Shares;
(iii)by a combination of cash and Shares;
(iv)to the extent permitted by applicable law, from the proceeds of sale through a bank or a broker on the date of exercise of some or all of the Shares to which the exercise relates in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery of all or a part of the sales proceeds to the Company in payment of the Exercise Price and, if applicable, the amount necessary to satisfy the Company's withholding obligations at the minimum statutory withholding rates, including but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable; or
(v)by another method permitted by law that assures full and immediate payment of the Exercise Price.
The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment or adverse tax treatment for the Company.
If the Exercise Price of a NQSO is paid by tendering Restricted Shares, then the portion of the Shares received upon the exercise equal in number to the number of tendered Restricted Shares will contain identical restrictions as the Restricted Shares so tendered. Except as otherwise provided by law and in the Committee's sole discretion, required tax withholding may be paid only by cash or through a same day sale transaction.
(d)Issuance of Shares. The Company will issue or cause to be issued such Shares promptly upon exercise of the Option without any restrictions other than those described in paragraph (c) above and Section 17.2 hereof. No Shares will be issued until full payment has been made. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Option.
(e)Form. Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are also subject to the terms and conditions stated in Article 6 hereof.
(f)Special Limitations on Stock Option Awards. Unless an Award Agreement provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Option Awards shall be construed and administered accordingly.
(g)Performance-Based Restrictions. The Committee may, in its sole discretion, grant Stock Options that Vest only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.

ARTICLE 6
SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS
6.1    Eligibility. Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company or a Subsidiary.
6.2    Special ISO Rules.
(a)Exercise Price. The Exercise Price fixed at the time of grant will not be less than 100% of the Fair Market Value of the Shares as of the Date of Grant (110% of the Fair Market Value of the Shares if Section 6.2(c) applies). If a variable Exercise Price is specified at the time of grant, the Exercise Price may vary pursuant to a formula or other method established by the Committee that provides a floor not less than 100% or 110% of the Fair Market Value as of the Date of Grant, as the case may be. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% or 110% of the Fair Market Value of the Shares as of the Date of Grant, whichever is applicable.
(b)Term. No ISO may be exercisable on or after the tenth anniversary of the Date of Grant (the fifth anniversary if Section 6.2(c) applies), and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan. (See Section 19.1 hereof.)
(c)Ten Percent Shareholder. No Participant may receive an ISO under this Plan if such Participant, at the time the Award is granted, owns (after application of the rules contained in Section 424(d) of the Code) equity securities representing more than 10% of the total combined voting power of all classes of equity securities of the Company or any Subsidiary, unless (i) the Exercise Price for such ISO is at least 110% of the Fair Market Value of the Shares as of the Date of Grant and (ii) such ISO is not exercisable on or after the fifth anniversary of the Date of Grant.
(d)Limitation on Grants. The aggregate Fair Market Value (determined with respect to each ISO at the time such ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan adopted by the Company or its Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.
(e)Non-Transferability. Notwithstanding any other provision herein to the contrary, no ISO granted hereunder (and, if applicable, related Stock Appreciation Right) may be transferred except upon the Participant's death to his or her Beneficiary, nor may such ISO (or related Stock Appreciation Right) be exercisable during a Participant's lifetime other than by him or her (or his or her guardian or legal representative to the extent permitted by applicable law).
(f)Termination of Employment. No ISO may be exercised more than three months following termination of employment for any reason (including Retirement) other than death or disability (as defined in Section 22(e)(3) of the Code), nor more than one year following termination of employment for the reason of death or disability (as defined in Section 22(e)(3) of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of employment is cessation of employment with the Company and all of its Subsidiaries.
(g)Fair Market Value. For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.
6.3    Subject to Code Amendments. The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any ISO that fails to comply with Section 422 of the Code for any reason is automatically treated as a NQSO appropriately granted under this Plan provided it otherwise meets the Plan's requirements for NQSOs.

ARTICLE 7
STOCK APPRECIATION RIGHTS
7.1    SAR Award and Agreement. Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to grant SARs) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant.
7.2    SARs Granted in Conjunction with an Option. Stock Appreciation Rights may be granted in conjunction with, and at the same time as, all or part of any Stock Option granted under this Plan and will be subject to the following terms and conditions:
(a)Term. Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.
(b)Exercisability. A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 12 hereof or otherwise as the Committee may determine at or after the time of grant.
(c)Method of Exercise. A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options that have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 hereof on the number of Shares to be issued under this Plan. However, if a Stock Option is exercised, then the related Stock Appreciation Right will be surrendered and it will no longer be exercisable to the extent the related Stock Option has been exercised. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 18.3, the holder of the Stock Appreciation Right is entitled to receive up to, but not more than, an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of one Share over the Strike Price, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Strike Price of the Stock Appreciation Right does not exceed the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3    Independent SARs. Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:
(a)Term. Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.
(b)Exercisability. A Stock Appreciation Right is exercisable, in whole or in part, in accordance with the provisions of Article 12 hereof or at such time or times as otherwise determined by the Committee at or after the time of grant.
(c)Method of Exercise. A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements pursuant to Section 18.3, the holder of the Stock Appreciation Right is entitled to receive an amount in cash or Shares, or a combination of cash and Shares, equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Strike Price, multiplied by the number of Stock Appreciation Rights being exercised, with the Committee having the right in its discretion to determine the form of payment. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Strike Price, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.
(d)Strike Price. Except as otherwise provided in Section 3.4 hereof, no subsequent amendment of an outstanding SAR may reduce the Strike Price to less than 100% of the Fair Market Value of a Share as of the Date of Grant either by lowering the Strike Price, by canceling the outstanding SAR in exchange for cash, other Awards or a replacement SAR with a lower Strike Price, or by the Company repurchasing a Stock Appreciation Right with a Strike Price that is in excess of the Fair Market Value of the Shares at the time of such repurchase.
7.4    Other Terms and Conditions of SAR Grants; Performance-Based Restrictions. Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan and any operative employment or other agreement, as are determined from time to time by the Committee. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant SAR Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.
7.5    Special Limitations on SAR Awards. Unless an Award Agreement provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8
RESTRICTED SHARE AND RESTRICTED SHARE UNIT AWARDS
8.1    Restricted Share Awards and Agreements. Restricted Share Awards consist of Shares that are issued by the Company to a Participant at no cost or at a purchase price determined by the Committee that may be below their Fair Market Value, but that are subject to forfeiture and/or restrictions on their sale or other transfer by the Participant. Each Restricted Share Award granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to make Restricted Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by an Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company's Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Restricted Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.
8.2    Terms and Conditions of Restricted Share Awards. Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:
(a)Purchase Price. The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the Fair Market Value of such Shares at the Date of Grant.
(b)Restrictions. All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:
(i)a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such Shares, or otherwise, but subject to the Change in Control provisions in Article 14);
(ii)a requirement that the Participant forfeit such Restricted Shares in the event of termination of the Participant's employment with the Company and its Subsidiaries to the extent not otherwise Vested under Article 12;
(iii)a prohibition against employment or retention of the Participant by, or the provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;
(iv)any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws; and
(v)such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.
The Committee (or the Company's Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.
(c)Performance-Based Restrictions. The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.
(d)Delivery of Shares. With respect to Restricted Shares, the Committee may require the Participant to deliver a duly signed Stock Power, endorsed in blank, relating to such Shares. The Committee may also require that each stock certificate evidencing such Shares be held in custody by the Company until the restrictions on them shall have lapsed. Such certificate will bear a legend in substantially the following form:
“The transferability of this certificate and the Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan, and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”
At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, such Shares will be delivered free of all restrictions (except for any pursuant to Section 17.2 hereof) to the Participant and with the foregoing legend removed.
(e)Voting and Other Rights. Except to the extent prohibited by Section 162(m) of the Code and the terms of the applicable Restricted Share Award Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the Participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including the right to vote such Shares, provided, however, the Participant shall not have the right to receive any dividends or other distributions on such Restricted Shares until the forfeiture conditions and restrictions on transfer that apply to the Restricted Shares lapse with respect to such Restricted Shares.
8.3    Restricted Share Unit Awards and Agreements. Restricted Share Unit Awards consist of Shares that will be issued to a Participant at a future time or times at no cost or at a purchase price determined by the Committee, which may be below their Fair Market Value if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to make Restricted Share Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and the Participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Article 3 hereof) are to be determined by the Committee in its sole discretion (or by the Company's Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a Restricted Share Unit Award, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.
8.4    Terms and Conditions of Restricted Share Unit Awards. Restricted Share Unit Awards,

including Retention Units, are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:
(a)Purchase Price. The Committee shall determine the prices, if any, at which Shares are to be issued to a Participant after Vesting of Restricted Share Units, which may vary from time to time and among Participants and which may be below the Fair Market Value of Shares at the Date of Grant.
(b)Restrictions. All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:
(i)a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;
(ii)a requirement that the Participant forfeit such Restricted Share Unit in the event of termination of the Participant's employment with the Company and its Subsidiaries to the extent not otherwise Vested under this Section 8.4;
(iii)a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;
(iv)any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;
(v)the restrictions described in Section 17.2 hereof; and
(vi)such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.
The Committee (or the Company's Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.
(c)Performance-Based Restrictions. Except in the case of Retention Units, the Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.
(d)Voting and Other Rights. A Participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such Units. Such Participant shall have no rights of a Shareholder with respect to such Units.
(e)Lapse of Restrictions. If a Participant who holds Restricted Share Units or Retention Units satisfies the restrictions and other conditions relating to the Restricted Share Units or Retention Units prior to the lapse or waiver of such restrictions and conditions, the Restricted

Share Units or Retention Units shall be converted to cash, or replaced with, Shares that are free of all restrictions except for any restrictions required pursuant to Section 17.2 hereof. Notwithstanding the foregoing, the Committee may, in lieu of the conversion and distribution of the Restricted Share Units or Retention Units, establish procedures to permit deferral of Restricted Share Units or Retention Units of one or more Participants who are highly compensated employees or members of a select group of management in accordance with the terms of a deferred compensation plan sponsored by the Company.

ARTICLE 9
DEFERRED SHARE AWARDS
9.1    Deferred Share Awards and Agreements. A Deferred Share Award is the right to receive Shares at the end of a specified deferral period or upon the satisfaction of specified performance goals as determined by the Committee. Each Deferred Share Award granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to make Deferred Share Awards) will be evidenced by minutes of a meeting, or by unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of the Deferred Share Awards and the number of Shares to be issued (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company's Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Deferred Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.
9.2    Terms and Conditions of Deferred Share Awards. Deferred Shares granted under this Plan are subject to the following terms and conditions, and that need not be the same for each Participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:
(a)Purchase Price. The Committee shall determine the prices, if any, at which Deferred Shares are to be issued to a Participant, which may vary from time to time and among Participants and which may be below the fair market value of such Shares at the Date of Grant.
(b)Restrictions. All Deferred Shares awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:
(i)a prohibition against the sale, transfer, pledge or other encumbrance of the Deferred Shares;
(ii)a requirement that the Participant forfeit such Deferred Shares in the event of termination of the Participant's employment with the Company and its Subsidiaries to the extent not otherwise Vested under Article 12;
(iii)a prohibition against employment of the Participant by, or provision of services by the Participant to, any competitor of the Company or its Affiliates, or against dissemination by the Participant of any secret or confidential information belonging to the Company or an Affiliate;
(iv)any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of the New York Stock Exchange or any other stock exchange or transaction reporting system upon which the Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws;
(v)the restrictions described in Section 17.2 hereof; and
(vi)such additional restrictions as are required in order to avoid adverse tax consequences under Section 409A of the Code.
The Committee (or the Company's Chief Executive Officer or other Executive Officer with respect to Awards made by them) may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.
(c)Deferral Period. Each Award of Deferred Shares shall provide that the Deferred Shares covered thereby shall not be delivered to the Participant until the end of the Deferral Period fixed by the Committee on the Date of Grant (“Deferral Period”).
(d)Performance-Based Restrictions. The Committee may, in its sole discretion, grant Deferred Share Awards only upon the attainment of specified performance objectives. In such case, the provisions of Sections 10.3, 10.4 and 10.5(d) will apply and only the enumerated performance objectives stated in Section 10.3 may be used for such specified performance objectives.
9.3    Special Limitations on Deferred Share Awards. Unless an Award Agreement provides otherwise and the Participant is not eligible to elect to defer an Award under the Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan or any other similar non-qualified deferred compensation plan, Deferred Shares awarded under this Plan are intended to satisfy the requirements of Section 409A of the Code and all Deferred Share Awards shall be construed and administered accordingly.

ARTICLE 10
PERFORMANCE SHARE AND PERFORMANCE UNIT AWARDS
10.1    Performance Share Awards and Agreements. A Performance Share Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to make Performance Share Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company's Chief Executive Officer or other Executive Officer if such officer has been delegated such authority). By accepting a grant of Performance Shares, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.
10.2    Performance Unit Awards and Agreements. A Performance Unit Award is a right to receive cash or Shares, or a combination of cash and Shares, in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine if continued employment and/or other terms and conditions specified by the Committee are satisfied. Each Performance Unit Award granted under this Plan (or delegation of authority to the Company's Chief Executive Officer or other Executive Officer to make Performance Unit Awards) will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a written Award Agreement dated as of the Date of Grant and executed by the Company and by the Participant. The timing of Performance Unit Awards and the number of Shares covered by each Award (subject to Article 3 hereof) are to be determined by the Committee in its discretion (or by the Company's Chief Executive Officer or other Executive Officer if such officer has been delegated the right to make Performance Unit Awards to certain Participants). By accepting a grant of a Performance Unit, the Participant agrees to remit to the Company when due any required tax withholding as provided in Section 18.3 hereof.
10.3    Performance Objectives. At the time of grant of a Performance Share and/or Performance Unit Award, the Committee will specify the performance objectives that, depending on the extent to which they are met, will determine the number of Shares/Units that will be distributed to the Participant. The Committee also will specify the time period or periods (the “Performance Period”) during which the performance objectives must be met. The performance objectives and periods need not be the same for each Participant or for each Award. The Committee may use performance objectives based on any one or more of the following measures, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:
(a)net earnings or net income;
(b)operating earnings or operating income;
(c)pretax earnings;
(d)earnings per Share;
(e)Share price, including growth measures and total shareholder return;
(f)earnings before interest and/or taxes;
(g)earnings before interest, taxes, depreciation and/or amortization;
(h)sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;
(i)production or sales volume, whether in general, by type of product or service, or by type of customer;
(j)gross or operating margins, or gross or operating margin growth;
(k)return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;
(l)working capital;
(m)residual economic profit, economic profit or economic value added;
(n)cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity and cash flow return on investment;
(o)productivity ratios;
(p)expense or cost control, including production or sales cost per unit of volume;
(q)market share;
(r)financial ratios as provided in credit agreements of the Company and its Affiliates;
(s)working capital targets, including net working capital, inventory, accounts payable,

and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);
(t)completion of acquisitions of business or companies;
(u)completion of divestitures and asset sales;
(v)strategic partnering;
(w)geographic expansion goals;
(x)safety performance;
(y)management of employee practices and employee benefits;
(z)research and development and product development;
(aa)customer or employee satisfaction; and
(bb)any combination of any of the foregoing business criteria.
The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.
10.4.    Adjustment of Performance Objectives. The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share and/or Performance Unit Awards if it determines that, due to an event as described below, an adjustment would be consistent with the objectives of this Plan taking into account the interests of the Participants. The types of events that could cause an adjustment in the performance objectives include, without limitation, accounting changes that substantially affect the determination of performance objectives, changes in applicable laws or regulations that affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or shares. Any such adjustments shall comply with the requirements of Section 162(m) of the Code to the extent applicable.
10.5    Other Terms and Conditions of Performance Share and Performance Unit Awards. Performance Share and Performance Unit Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan and any operative employment or other agreement, as the Committee deems desirable:
(a)Delivery of Award. As soon as practicable after the applicable Performance Period has ended, but no later than the last day on which a payment or the delivery of Shares would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), the Participant will receive a distribution of the amount in cash or the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the Participant and will be free of all restrictions except for any restrictions pursuant to Section 17.2 hereof.
(b)Voting and Other Rights. Awards of Performance Shares and/or Performance Units do not provide the Participant with voting rights or rights to dividends prior to the Participant becoming the holder of record of Shares issued pursuant to an Award. Prior to the issuance of Shares, Performance Share and Performance Unit Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.
(c)Performance-Based Compensation. The Committee may designate Performance Share and/or Performance Unit Awards as being “remuneration payable solely on account of the attainment of one or more performance goals“ as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162(m) of the Code to the extent applicable, unless the Committee indicates a contrary intention.
10.6    Special Limitations on Performance Share and Performance Unit Awards. Unless an Award Agreement provides otherwise or unless the Participant is not eligible to elect to defer an Award under the Cliffs Natural Resources Inc. 2012 Non-Qualified Deferred Compensation Plan, Performance Shares and Performance Units awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Performance Share and Performance Unit Awards shall be construed and administered accordingly.

ARTICLE 11
DIVIDENDS AND DIVIDEND EQUIVALENTS
11.1    Grant of Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide that Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Shares or Share equivalents. Any Shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6.1, provided that such Shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase.

ARTICLE 12
VESTING AND OTHER TERMS AND CONDITIONS OF AWARDS
12.1    Stock Option Awards and Stock Appreciation Rights. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, and subject to Article 6 hereof with respect to ISOs, the following early termination provisions apply to all Stock Options and Stock Appreciation Rights:
(a)Termination by Death. If a Participant's employment with the Company or its Subsidiaries terminates by reason of his or her death, all Stock Options and Stock Appreciation Rights held by such Participant will immediately become Vested, but thereafter may only be exercised by the Participant's Beneficiary for a period of one year (or such other period as the

Committee may specify at or after the time of grant) from the date of such death, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter.
(b)Termination by Reason of Disability. If a Participant's employment with the Company or its Subsidiaries terminates by reason of his or her Disability, all Stock Options and Stock Appreciation Rights held by such Participant will immediately become Vested, but thereafter may only be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such termination of employment, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. If the Participant dies within such one-year period (or such other period as applicable), any unexercised Stock Option or Stock Appreciation Right held by such Participant will thereafter be exercisable by the Participant's Beneficiary for the greater of the remainder of the one-year period (or other period as applicable) or for a period of one year from the date of such death, but in no event shall any portion of the Stock Option or Stock Appreciation Right be exercisable after its original stated expiration date.
(c)Termination by Reason of Retirement or Termination not for Cause. If a Participant's employment with the Company or its Subsidiaries terminates by reason of his or her Retirement or the termination by the Company or Subsidiary not for Cause, the Stock Options and Stock Appreciation Rights held by such Participant shall Vest pro rata upon such Retirement or termination not for Cause based upon the period from the Date of Grant until his or her Retirement or termination not for Cause compared to the total vesting period of the Award and such Vested Stock Options and Stock Appreciation Rights may be exercised for a period of one year (or such other period as the Committee may specify at or after the time of grant) from the date of such Retirement, or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. If the Participant dies within such one-year period (or such other period as applicable), any unexercised Stock Option or Stock Appreciation Right held by such Participant will thereafter be exercisable by the Participant's Beneficiary for the greater of the remainder of the one-year period (or such other period as applicable) or for a period of one year from the date of such death, but in no event shall any portion of the Stock Option or Stock Appreciation Right be exercisable after its original stated expiration date. Stock Options and Stock Appreciation Rights that do not Vest on Retirement or termination of the Participant's employment by the Company or Subsidiary not for Cause will be forfeited immediately.
(d)Termination for Cause. If a Participant's employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Stock Options and Stock Appreciation Rights (or portions thereof), which have not been exercised, whether Vested or not, are automatically forfeited immediately upon termination.
(e)Other Termination. If a Participant's employment with the Company or its Subsidiaries terminates, voluntarily or involuntarily, for any reason other than death, Disability, Retirement or for Cause, any Vested portions of Stock Options and Stock Appreciation Rights held by such Participant at the time of termination may be exercised by the Participant for a period of three months (or such other period as the Committee may specify at or after the time of grant) from the date of such termination or until the expiration of the original term of the Stock Option or Stock Appreciation Right, whichever period is the shorter. No portion of any Stock Option that is not Vested at the time of such termination will thereafter become Vested.
12.2    Restricted Shares, Restricted Share Unit and Deferred Share Awards. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, the following early termination provisions apply to all Restricted Shares, Restricted Share Units and Deferred Shares:
(a)Termination by Reason of Death, Disability, Retirement or Termination not for Cause. Restricted Shares, Restricted Share Units and Deferred Shares shall Vest 100% in the event of the death or Disability of the Participant and shall Vest pro rata upon the Retirement of the Participant or the termination of the Participant's employment by the Company or Subsidiary not for Cause based upon the period from the Date of Grant until his or her Retirement or termination of employment by the Company or Subsidiary not for Cause compared to the total period of the Award. Any Restricted Shares, Restricted Share Units and Deferred Shares that do not Vest on Retirement or termination of the Participant's employment by the Company or Subsidiary not for Cause will be immediately forfeited.
(b)Termination for Cause. If a Participant's employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Restricted Shares, Restricted Shares, Restricted Share Units and Deferred Shares (or portions thereof) that have not been delivered to the Participant without restrictions under Section 8.2(d) above, whether Vested or not, are automatically forfeited immediately upon termination of employment.
(c)Other Termination. In the event that the employment of a Participant terminates for a reason other those described in paragraphs (a) or (b) above, any Restricted Shares, Restricted Share Units and Deferred Shares that had not previously Vested will be immediately forfeited.
(d)Accelerated Lapsing for Tax Liability Associated with Restricted Shares. If, for any reason, all or any portion of a Participant's Restricted Shares becomes taxable to the Participant prior to the delivery of Shares free of all restrictions under Section 12.2(a) above by reason of such Vesting, the Restrictions on 50% of the Shares so taxable will immediately lapse unless there are performance conditions on the Shares that cannot be measured until the end of the restriction period. If there are such performance conditions, the restrictions will continue to apply until the end of the restriction period and it can be determined whether all or a part of the performance conditions have been satisfied.
(e)Consideration for Forfeiture of Restricted Shares. If a Participant who holds Restricted Shares forfeit all or portion of such Shares, the Participant shall transfer them back to the Company in exchange for a refund of any consideration paid by the Participant or such other amount that may be specifically set forth in the Award Agreement.
12.3    Performance Share and Performance Unit Awards. Unless otherwise provided in an employment or other agreement entered into between the Participant and the Company and approved by the Committee, either before or after the Date of Grant, or otherwise provided in an Award Agreement, the following early termination provisions apply to all Performance Shares and Performance Units:
(a)Termination by Reason of Death, Disability, Retirement or Termination not for Cause. Performance Shares and Performance Units shall Vest at 100% of target levels in the event of the death or Disability of the Participant holding the Award and shall Vest pro rata upon the Retirement of such Participant or termination of the Participant's employment by the Company or Subsidiary not for Cause based upon the period from the Date of Grant of the Award until his or her Retirement or termination by the Company or Subsidiary not for Cause compared to the total Performance Period. However, no payments will be made with respect to the Award until after the end of the Performance Period and it is determined whether all or a part of the performance conditions have been satisfied. Any Performance Shares or Performance Units that do not Vest on Retirement or termination by the Company or Subsidiary not for Cause will be immediately forfeited.
(b)Termination for Cause. If a Participant's employment with the Company or its Subsidiaries is terminated by the Company or Subsidiary for Cause, all Performance Shares and Performance Units (or portions thereof) that have not been paid to the Participant, whether Vested or not, are automatically forfeited immediately upon termination of employment.
(c)Other Termination. In the event that the employment of a Participant terminates for a reason other those described in paragraphs (a) or (b) above, any Performance Shares and Performance Units that had not previously Vested will be immediately forfeited.

ARTICLE 13
TRANSFERS AND LEAVES OF ABSENCE
13.1    Transfer of Participant. For purposes of this Plan, except as provided in Section 6.2(f) with respect to Incentive Stock Options, the transfer of a Participant among the Company and its Subsidiaries is deemed not to be a termination of employment. The term “termination from employment” or “terminated from employment” or similar phrases used herein shall mean a “separation from service” within the meaning of Section 409A of the Code.
13.2    Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:
(a)a leave of absence, approved in writing by the Company or Subsidiary, for military service, sickness or any other bona-fide leave of absence approved by the Company or Subsidiary, if the period of such leave does not exceed six months;
(b)a leave of absence for a reason specified in paragraph (a) above in excess of six months, approved in writing by the Company or Subsidiary, but only if the employee's right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and
(c)subject to the restrictions of Code Section 409A, any other absence determined by the Committee in its discretion not to constitute a separation from service.

ARTICLE 14
EFFECT OF CHANGE IN CONTROL
14.1    Change in Control Defined. The words “Change in Control” mean the occurrence after the effective date of this Plan as described in Section 19 of any of the following events:
(a)Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 14.1. This Section 14.1 applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
(b)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.
(c)A majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election.
(d)Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, for purposes of this Section 14.1, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change in Control. A “Business Combination” shall mean any business transaction such as a reorganization, merger or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction:
(i)all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company;
(ii)no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction; and
(iii)at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.
The “Incumbent Board” shall mean those individuals who, as of the effective date of this Plan as described in Article 19, constitute the Board of Directors; provided, however, that any individual becoming a Director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.
For purposes of this Section 14.1, other than the definition of “Business Combination,” (x) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (y) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
14.2    Acceleration of Awards. Except as otherwise provided in this Plan or an Award Agreement, immediately upon the occurrence of a Change in Control, all outstanding Awards of any type under this Plan shall automatically become fully Vested. For this purpose, if the Award is subject to performance conditions, such conditions shall be deemed fully earned and vested at a deemed achievement level equal to the target level of performance for such Award. Moreover, in the event of any transaction or event described in Section 3.4 or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code.

ARTICLE 15
TRANSFERABILITY OF AWARDS
15.1    Awards Are Non-Transferable. Except as provided in Sections 15.2 and 15.3 or as otherwise set forth herein, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.
15.2    Inter-Vivos Exercise of Awards. During a Participant's lifetime, Awards are exercisable only by the Participant or, as permitted by applicable law and notwithstanding Section 15.1 to the contrary, the Participant's guardian or other legal representative.
15.3    Limited Transferability of Certain Awards. The Committee, in its discretion, may allow at or after the time of grant the transferability of Awards that are Vested, provided that the permitted transfer (a) is made pursuant to a QDRO or other applicable domestic relations order to the extent permitted by law; (b) if the Award is an Incentive Stock Option, is consistent with Section 422 of the Code; (c) is made to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing or is otherwise determined by the Committee to be in the interests of the Company or an Affiliate; or (d) is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members. “Immediate Family Members“ mean the Participant's spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the Participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award, and no Stock Option, Stock Appreciation Right or other derivative security granted under the Plan may be transferred for value. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 16
AMENDMENT AND DISCONTINUATION
16.1    Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:
(a)that would materially and adversely affect the rights of a Participant under any Award granted prior to the date such action is adopted by the Board of Directors without the Participant's written consent thereto; and
(b)without Shareholder approval, if Shareholder approval is required under applicable laws, regulations or securities exchange requirements.
16.2    Amendment of Awards. The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options and SARs with an Exercise or Strike Price less than 100% of the Fair Market Value of the Shares on the Date of Grant), would materially and adversely affect the rights of any holder without his or her written consent, or would, in the case of Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, violate the terms and provisions of Section 162(m) of the Code.
16.3    Effect of Non-Approval of this Plan. This Plan shall cease to be operative if it is not approved by a majority of the outstanding Shares present (in person, telephonically, electronically, by proxy or its equivalent or as otherwise permitted by the Company's governing documents) and entitled to vote on the approval of this Plan at a meeting of Shareholders of the Company. In the event of such a cessation, any Awards under the Plan shall be revoked and this Plan shall be deemed null and void ab initio. In the event of such a cessation, the Company, the Board of Directors and the Committee shall not be liable for any such Awards under this Plan.
16.4    Term. Unless sooner discontinued by the Board of Directors under Section 16.1 hereof, this Plan shall terminate on the date that all Shares subject to the Plan shall have been purchased or issued according to the Plan's provisions.
16.5    Effect of Termination. Upon termination or discontinuance of this Plan, all Awards previously granted under this Plan shall continue in full force and effect in accordance with the terms of the Award and the terms of this Plan as in effect when the Award was made.

ARTICLE 17
SHARE CERTIFICATES
17.1    Delivery of Share Certificates. The Company is not required to issue or deliver any certificates for Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a)payment in full of any required tax withholding (as provided in Section 18.3 hereof);
(b)completion of any registration or other qualification of such Shares under any Federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body that the Committee in its discretion deems necessary or advisable;
(c)admission of such Shares to listing on the New York Stock Exchange or any stock exchange on which the Shares are listed;
(d)in the event the Shares are not registered under the Securities Act of 1933, qualification as a private placement under said Act;
(e)obtaining of any approval or other clearance from any Federal or state governmental agency that the Committee in its discretion determines to be necessary or advisable; and
(f)the Committee is fully satisfied that the issuance and delivery of Shares under this Plan is in compliance with applicable Federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.
17.2    Applicable Restrictions on Shares. Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable Federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of the New York Stock Exchange or any stock exchange upon which the Shares are then listed, and any other applicable Federal or state law and will include any restrictive legends the Committee may deem appropriate to include.
In addition, the Committee may restrict 50% of the Shares issued with respect to Awards so that they cannot be sold by the Participant unless immediately after such sale, the Participant is in compliance with any share ownership or share retention guidelines established by the Company that are applicable to the Participant at the time of sale.
17.3    Book Entry. In lieu of the issuance of share certificates evidencing Shares, the Company may use a “book entry” system in which a computerized or manual entry is made in the records of the Company to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 18
GENERAL PROVISIONS
18.1    No Implied Rights to Awards or Employment. No person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee's determination under the Plan (including, without limitation, determination of the officers and key employees who shall be granted Awards, the form, amount and timing of such Awards, the terms and conditions of Awards and the Award Agreements and the establishment of performance objectives) need not be uniform and may be made by it selectively among eligible employees who receive or are eligible to receive Awards under the Plan, whether or not such eligible employees are similarly situated. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award Agreement.
18.2    Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
18.3    Withholding. The Company shall withhold the minimum amount of taxes that it determines is required by law or required by the terms of this Plan to withhold in connection with any recognition of income incident to this Plan payable in cash or Shares to a Participant or Beneficiary. In the event of a taxable event occurring with regard to Shares on or after the date that the Shares become nonforfeitable, the Company shall reduce the fewest number of such Shares owed to the Participant or Beneficiary for the Fair Market Value of such Shares to equal (or exceed by not more than the Fair Market Value of a single Share) the Participant's or other person's “Minimum Withholding Tax Liability” resulting from such recognition of income. The Company shall pay cash equal to such Fair Market Value to the appropriate taxing authority for purposes of satisfying such withholding responsibility. If a distribution or other event does not result in any withholding tax liability as a result of the Participant's election to be taxed at an earlier date or for any other reason, the Company shall not reduce the Shares owed to the Participant or Beneficiary. For purposes of this Section 18.3, a person's “Minimum Withholding Tax Liability” is the product of: (a) the aggregate minimum applicable federal and applicable state and local income withholding tax rates on the date of a recognition of income incident to the Plan; and (b) the Fair Market Value of the Shares recognized as income to the Participant or other person determined as of the date of recognition of income, or other taxable amount under applicable statutes.
18.4    Foreign Employees. In order to facilitate the making of any Award or combination of Awards under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders of the Company.
18.5    Rule 16b-3 Compliance. The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the Exchange Act, as such rule may be amended from time to time. All transactions involving any Participant subject to Section 16(a) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such Participants.
18.6    Code Section 162(m) Compliance. The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to Awards that are intended to comply with the “qualified performance-based compensation” exception to Section 162(m) of the Code. Unless the Committee shall otherwise determine, any provision of this Plan that is contrary to such requirements does not apply to such Participants.

18.7    Exemption From, or Compliance With, Section 409A. For federal income tax purposes, the Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions.
Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment (including the delivery of Shares) of an Award that is subject to Section 409A shall be made under this Plan that is contrary to the 6-month delay requirement of Section 409A(a)(2)(B) of the Code. Any payments (including the delivery of Shares) of an Award that is delayed to comply with this 6-month delay requirement shall be accumulated and paid on the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant's death).
18.8    Unfunded Plan. For purposes of ERISA, this Plan is intended to constitute an unfunded plan of incentive compensation, and it is not intended to provide retirement income, to result in a deferral of income for periods extending to the termination of employment or beyond, or to provide welfare benefits, and it shall be so construed and administered. This Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. This Plan shall not establish any fiduciary relationship between the Company or any of its Subsidiaries and any Participant or any other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.
18.9    No Corporate Action Restriction. The existence of the Plan, any Award Agreement and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the Shareholders to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any Subsidiary's or Affiliate's capital structure or business; (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary or Affiliate; (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's or Affiliate's capital stock or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary or Affiliate; (e) any sale or transfer of all or any part of the Company's or any Subsidiary's or Affiliate's assets or business; or (f) any other corporate act or proceeding by the Company or any Subsidiary or Affiliate. No Participant, Beneficiary or any other person shall have any claim against any member of the Board of Directors or the Committee, the Company or any Subsidiary or Affiliate, or any employees, officers, shareholders or agents of the Company or any Subsidiary or Affiliate, as a result of any such action.
18.10    Successors. All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.
18.11    Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.
18.12    Governing Law. To the extent not preempted by Federal law, this Plan and all Award Agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio, without regard to the principles of conflict of laws.
18.13    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court; (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same; (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement; (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant's address shown in the books and records of the Company or, in the case of the Company, at the Company's principal offices, attention General Counsel; and (e) agree that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.
18.14    Use of Electronic Media and Written Communications. All Plan notices and all Participant or Beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant's spouse or a Beneficiary may use any electronic medium to provide any Beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.

ARTICLE 19
EFFECTIVE DATE
19.1    Effective Date. Subject to the approval of the Shareholders of the Company at the Annual Meeting of Shareholders held in 2012, the effective date of this Cliffs Natural Resources Inc. 2012 Incentive Equity Plan is the date of its adoption by the Board of Directors at its March 13, 2012 meeting. To the extent that Awards are made under this Plan prior to its approval by Shareholders, they shall be contingent upon Shareholder approval of this Plan and subject to the provisions of Section 16.3 hereof.

IN WITNESS WHEREOF, Cliffs Natural Resources Inc. has executed this 2012 Cliffs Natural Resources Inc. 2012 Incentive Equity Plan at Cleveland, Ohio, as of this 13th day of March, 2012.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Joseph A. Carrabba
Joseph A. Carrabba
Chairman, President and Chief Executive Officer